Exhibit 99.1

Non GAAP Disclosure

The following provides a reconciliation of pro forma EBITDA and pro forma Adjusted EBITDA to pro forma net income (loss), which is the most directly comparable financial measure prepared in accordance with GAAP:

	Pro Forma Twelve months ended December 31, 2021
in millions (unaudited)	Perrigo	Héra (€)	Conversion and Adjustments (a)	Pro Forma Condensed Combined
Pro forma loss from continuing operations	$(130.9)	€(3.2)	$(137.7)	$(268.6)
Interest expense, net	125.0	56.0	48.8	173.8
Income tax expense	389.6	2.9	(17.8)	371.8
Depreciation and amortization	296.8	5.0	74.1	370.9

Pro forma EBITDA	680.5	60.8	(32.6)	647.9
Non-cash stock-based compensation expense	57.0	—	—	57.0
Acquisition and integration-related charges and contingent consideration adjustments	37.7	—	77.3	115.0
Restructuring charges and other termination benefits	16.9	1.2	1.4	18.3
Unusual litigation (b)	(365.2)	—	—	(365.2)
Impairment and abandonment charges	173.1	—	—	173.1
Indirect RX business support costs (c)	12.2	—	—	12.2
Other, net (d)	6.6	—	12.9	19.5
Non-current expense, net (e)	—	4.6	5.4	5.4
Hedging and other financial expenses, net (f)	—	1.4	1.7	1.7
Expected cost synergies (g)	—	—	—	46.7

Pro forma Adjusted EBITDA	$618.8	€67.9	$66.0	$731.6

(a)	Includes Héra conversion to US GAAP and US dollar, and financing and acquisition adjustments.
(b)	Primarily relates to proceeds received from arbitration related to our claims of fraud in connection with the Omega acquisition.
(c)

Includes certain costs, which are reported in GAAP continuing operations but were previously allocated to the RX business, which has since been sold. On a go-forward basis, such costs will either be covered by the transition services agreement or eliminated.

(d)

Includes Perrigo adjustments of $2.5 million loss on divestiture, $2.1 million separation and reorganization expenses, $2.0 million loss on investment securities, as well as $12.9 million of loss on early debt extinguishment associated with financing adjustments.

(e)	Primarily represents Héra transaction expenses, and business combination expenses.
(f)	Primarily represents Héra expenses associated with hedging activities and foreign exchange gains and losses.
(g)

Represents management’s estimated run-rate of annual cost synergies from the Héra acquisition expected to be realized within 24 months of consummation of the acquisition. The approximately €40 million of cost synergies, or US$47 million, consists of approximately €28 million in logistics, selling and marketing activity synergies and approximately €12 million of fixed cost infrastructure synergies. No assurances can be made whether these synergies will be achieved in this time frame, or at all. For more information, see “Part I.—Item 1A.—Risk Factors—Strategic Risks—We may not realize the benefits of business acquisitions, divestitures, and other strategic transactions, which could have a material adverse effect on our operating results” of Perrigo Company plc’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

The presentation of pro forma Adjusted EBITDA should not be construed as an inference that Perrigo’s future results will be unaffected by any of the adjusted items, or that Perrigo’s projections and estimates will be realized in their entirety or at all. In addition, because of these limitations, pro forma Adjusted EBITDA should not be considered as a measure of liquidity or discretionary cash available to Perrigo to fund its cash needs, including investing in the growth of its business and meeting its obligations. You should compensate for these limitations by relying primarily on Perrigo’s U.S. GAAP results and only use pro forma Adjusted EBITDA for supplementary analysis.

The adjustments reflected in pro forma Adjusted EBITDA have not been prepared with a view towards complying with Article 11 of Regulation S-X under the Securities Act. Pro forma Adjusted EBITDA is intended to provide additional information on a more comparable basis than would be provided without such adjustments. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. These measures are not measurements of Perrigo’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income (loss), net cash flows provided by (used in) operating activities, total net cash flows or any other performance measures derived in accordance with GAAP or as alternatives to net cash flows provided by (used in) operating activities or total net cash flows as measures of Perrigo’s liquidity.

The use of pro forma Adjusted EBITDA instead of GAAP measures has limitations as an analytical tool, and you should not consider pro forma Adjusted EBITDA in isolation, or as a substitute for analysis of our results of operations and operating cash flows as reported under GAAP. For example, pro forma Adjusted EBITDA does not reflect:

•	cash expenditures or future requirements for capital expenditures;

•	changes in, or cash requirements for, working capital needs;

•	interest expense, or the cash requirements necessary to service interest or principal payments, on debt;

•	any cash income taxes that we may be required to pay;

•	any cash requirements for replacements of assets that are depreciated or amortized over their estimated useful lives and may have to be replaced in the future; or

•	all non-cash income or expense items that are reflected in our statements of cash flows

The definition of and method of calculating pro forma Adjusted EBITDA may vary from the definitions and methods used by other companies, which may limit their usefulness as comparative measures. As a result of these and other limitations, this measure should not be considered as a measure of discretionary cash available to invest in the growth of our business or as a measure of our liquidity.